Security Benefit Life
Insurance Company
--------------------------------------------------------------------------------

A Member of The Security                              One Security Benefit Place
Benefit Group of Companies                             Topeka, Kansas 66636-0001
                                                                   (785)438-3000

                                                MARKETING ORGANIZATION AGREEMENT
                                                             COMMISSION SCHEDULE

                                EliteDesignsSM Variable Annuity (the "Contract")



Marketing Organization:
(Broker/Dealer)


EFFECTIVE DATE OF COMMISSION SCHEDULE:


COMMISSIONS - This Commission Schedule is hereby made a part of and amends your selling agreement including, but not limited to, the SBL Variable Products Sales Agreement and/or Marketing Organization Agreement, as applicable (hereinafter called the "Agreement"), with Security Benefit Life Insurance Company and Security Distributors, Inc. (hereinafter jointly called "SBL"), and any commissions payable hereunder are subject to the provisions contained in the Agreement and this Commission Schedule. Commissions to a Marketing Organization are equal to a percentage of each Purchase Payment written by Marketing Organization, as follows:


1. COMMISSIONS: The rate of commissions paid with respect to Purchase Payments applied to this Contract is 0%.


2. CHANGE OF COMMISSION SCHEDULE: Notwithstanding any other provision of the Agreement to the contrary, the following provisions shall apply. SBL reserves the right at any time, with or without notice, to change, modify or discontinue any commissions or other compensation payable under this Commission Schedule.


3. CHANGE OF DEALER: A Contract Owner shall have the right to designate a new marketing organization, or terminate a marketing organization without designating a replacement, by sending written notice of such designation or termination to SBL. Upon written notice to SBL by the Contract Owner of the designation of a new marketing organization, any commissions or asset-based commissions shall be payable to the new marketing organization. Upon written notice to SBL by the Contract Owner of termination of Marketing Organization, without designating a new marketing organization, SBL shall cease paying any commissions or other compensation to Marketing Organization.

4. TERMINATION OF THE AGREEMENT/VESTING: In the event of termination of the Agreement for any reason, any rights to receive commissions or other compensation under this Commission Schedule shall be terminated.


THIS COMMISSION SCHEDULE replaces any previous Commission Schedule for the Variable Annuity Contract listed above as of the Effective Date set forth above.

SECURITY DISTRIBUTORS, INC.           SECURITY BENEFIT LIFE INSURANCE COMPANY

By: /s/ Gregory Garvin                By: /s/ Gregory Garvin
    -----------------------------         ------------------------------

Title: President                      Title: President
      ---------------------------           ----------------------------